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EXHIBIT D

February 4, 2016

Multi-Fineline Electronix, Inc.

Attn: Mr. Reza Meshgin, President

and Chief Executive Officer

8659 Research Drive

Irvine, California 92618

Re:	Project Horizon - Termination Fee for Failure to Obtain Stockholder Approval

Ladies & Gentlemen:

This letter agreement (“Letter Agreement”) is being executed and delivered in connection with that certain Agreement and Plan of Merger among Multi-Fineline Electronix, Inc. (“Company”), a Delaware corporation, Suzhou Dongshan Precision Manufacturing Co. Inc., a company organized under the law of the People’s Republic of China (“Parent”), and Dragon Electronix Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, entered into as of February 4, 2016 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

Collectively, the undersigned beneficially own a majority of the outstanding Common Shares of Company, the amount necessary to grant the Company Stockholder Approval required by the Merger Agreement to consummate the transactions contemplated therein (such Common Shares being held directly by WBL Technology (Private) Limited (formerly known as “Wearnes Technology (Private) Ltd”) (“WT”), and United WBL Technology Pte. Ltd. (formerly known as “United Wearnes Technology Pte Ltd”) (“UWT”) and beneficially by WBL Corporation Limited and United Engineers Limited (“UEL”), the direct or indirect parents of WT and UWT).

In the event the Company Stockholder Approval is not granted at the Company Stockholder Meeting to be held for such purpose, Parent or Company may terminate the Merger Agreement under Section 10.1(d) thereof and, under Section 10.3(b)(iii) thereof, Company will be required to pay the Company Termination Fee (i.e., an amount representing 3.0% of the aggregate Merger Consideration) to Parent by wire transfer of immediately available funds within two business days after Parent’s demand of the same. In addition, if UEL is unable to obtain the approval of its shareholders to vote its Company shares in favor of the transaction, Company may terminate the agreement under Section 10.1(j) thereof and, under Section 10.3(b)(iii) thereof, Company will be required to pay the Company Termination Fee.

By their execution of this letter, the undersigned hereby acknowledge the matters set forth above and agree that, should the Company Termination Fee become due and payable under Section 10.3(b)(iii) of the Merger Agreement, as a result of the Merger Agreement having been terminated pursuant to Section 10.1(d) or Section 10.1(j) thereof, the undersigned shall upon termination of the Merger Agreement under Section 10.1(d) or Section 10.1(j) thereof, as applicable, (i) be jointly and severally responsible for, and shall pay or cause to be paid when due thereunder, the Company Termination Fee on behalf of Company, (ii) treat the payment of the Company Termination Fee as an additional contribution of capital to Company without reimbursement or repayment of the same, and with no additional equity interests or rights to be issued in exchange, and (iii) jointly and severally indemnify, defend, hold harmless, and reimburse Company for any other losses or expenses the Company incurs in respect of the undersigned’s failure to pay the Company Termination Fee under this Letter Agreement, including from any claims by Parent to collect the Company Termination Fee and to recover its associated costs and expenses.

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Notwithstanding the foregoing, the undersigned shall have no liability or obligation under this letter if, without the prior written consent of the undersigned, there is any amendment, modification or waiver to the provisions of the Merger Agreement that (i) alters or changes the Merger Consideration or Company Termination Fee or any payment obligations relating thereto, or (ii) materially and adversely affects the rights of the stockholders of the Company, as holders of the Company Common Shares, or (iii) causes the Merger Consideration entitled to each of UWT and WT to be different from the Merger Consideration entitled to all other stockholders of the Company, or (iv) impairs or delays the consummation of the transactions contemplated by the Merger Agreement beyond the Termination Date, or (v) alters or changes the obligations, liabilities and rights of the undersigned under the support agreement dated the date hereof entered into by UEL, WT, UWT and Parent.

This Letter Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

Signature page follows.

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Very truly yours,

WBL TECHNOLOGY (PRIVATE) LIMITED

By:	/s/ Tan Chee Keong Roy
Name:	Tan Chee Keong Roy
Title:	Director

UNITED WBL TECHNOLOGY PTE. LTD.

By:	/s/ Tan Chee Keong Roy
Name:	Tan Chee Keong Roy
Title:	Director

WBL CORPORATION LIMITED

By:	/s/ Tan Chee Keong Roy
Name:	Tan Chee Keong Roy
Title:	Director

UNITED ENGINEERS LIMITED

By:	/s/ Tan Chee Keong Roy
Name:	Tan Chee Keong Roy
Title:	Group Chief Financial Officer

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Acknowledged and agreed as of the date first written above, by:

COMPANY

MULTI-FINELINE ELECTRONIX, INC.

By:	/s/ Reza Meshgin
Name:	Reza Meshgin
Title:	President and Chief Executive Officer